Exhibit 5.1

May 19, 2025

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

Ladies and Gentlemen:

We have acted as counsel to Summit Therapeutics Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 19, 2025 in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 10,400,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), consisting of (i) 6,400,000 shares of Common Stock issuable pursuant to the Company’s 2020 Stock Incentive Plan (as amended, the “Plan”) (of which 3,061,572 shares are issuable upon the exercise of outstanding options granted under the 2020 Plan) and (ii) 4,000,000 shares of Common Stock reserved for future issuance as inducement to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”) (of which 2,244,240 shares are issuable upon the exercise of outstanding inducement stock options granted by the Registrant as inducement to new employees in accordance with Nasdaq Listing Rule 5635(c)(4)). The Inducement Awards will be granted outside of the Plan, but pursuant to the terms of the 2020 Plan as if such Inducement Awards were granted under the Plan, pursuant to the “inducement” grant exception under Nasdaq Listing Rule 5635(c)(4) and have been approved by the Registrant’s Compensation Committee of the Board of Directors.

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock to be issued by the Company under the Plan and the Inducement Awards, as applicable, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP